                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 8-K/A

                                 CURRENT REPORT


                     Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934



                Date of earliest event reported: November 12, 1996


                            PARKER DRILLING COMPANY
--------------------------------------------------------------------------------
             (Exact name or registrant as specified in its charter)


Delaware                              1-7573                     73-0618660
--------------------------------------------------------------------------------
(State of other jurisdiction    Commission File Number         (IRS Employer
of incorporation)                                           Identification No.)

Eight East Third Street, Tulsa, Oklahoma               74103
--------------------------------------------------------------------------------
 (Address of principal executive offices)            (Zip Code)


Registrant's telephone number, include area code: (918) 585-8221

         The undersigned Registrant hereby amends its Form 8-K filed on November 25, 1996, to include the audited financial statements of Mallard Bay Drilling, Inc. and Quail Tools, Inc. and the related pro forma financial information.

Item 7.  Financial Statements, Pro-Forma Financial Information and Exhibits

         (a) Historical financial statements of Mallard Bay Drilling, Inc. and Quail Tools, Inc.

         (b)   Pro forma financial information

                                   SIGNATURE


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                     PARKER DRILLING COMPANY



                                      By: /s/ Robert L. Parker Jr.
                                          ------------------------------------
                                          Robert L. Parker Jr.
                                          President and Chief Executive Officer


Date: January 6, 1997

                         INDEX TO FINANCIAL STATEMENTS

                                                                               PAGE
                                                                               ----
          AUDITED COMBINED FINANCIAL STATEMENTS OF THE MALLARD BAY DRILLING
            DIVISION OF ENERGY VENTURES, INC.:
            Report of Independent Public Accountants.........................   4
            Combined Balance Sheets as of December 31, 1995 and 1994.........   5
            Combined Statements of Income for the years ended December 31,
               1995, 1994 and 1993...........................................   6
            Statements of Changes in Equity Investments for the years ended
               December 31, 1995, 1994 and 1993..............................   7
            Combined Statements of Cash Flows for the years ended December
               31, 1995, 1994 and 1993.......................................   8
            Notes to Combined Financial Statements...........................   9
          UNAUDITED FINANCIAL STATEMENTS OF THE MALLARD BAY DRILLING DIVISION
            OF ENERGY VENTURES, INC.:
            Combined Balance Sheet as of September 30, 1996..................  17
            Combined Statement of Income for the nine months ended
               September 30, 1996 and 1995...................................  18
            Combined Statement of Cash Flows for the nine months ended
               September 30, 1996 and 1995...................................  19
            Notes to Combined Financial Statements...........................  20
          AUDITED FINANCIAL STATEMENTS OF QUAIL TOOLS, INC.:
            Independent Auditors' Report.....................................  21
            Balance Sheets as of December 31, 1995 and 1994..................  22
            Statements of Earnings and Retained Earnings for the years ended
               December 31, 1995, 1994 and 1993..............................  23
            Statements of Cash Flows for the years ended December 31, 1995,
               1994 and 1993.................................................  24
            Notes to Financial Statements....................................  25
          UNAUDITED FINANCIAL STATEMENTS OF QUAIL TOOLS, INC.
            Balance Sheet as of August 31, 1996..............................  29
            Statement of Earnings and Retained Earnings for the eight months ended August 31, 1996 and 1995................................  30
            Statement of Cash Flows for the eight months ended August 31,
               1996 and 1995.................................................  31
            Notes to Financial Statements....................................  32
          UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS..................  35

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Energy Ventures, Inc.

     We have audited the accompanying combined balance sheets of the Mallard Bay Drilling division ("Mallard Bay Drilling") of Energy Ventures, Inc. (a Delaware corporation), as defined in Note 1, as of December 31, 1995 and 1994, and the related combined statements of income, equity investments and cash flows for each of the three years in the period ended December 31, 1995. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Mallard Bay Drilling as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.

ARTHUR ANDERSEN LLP

Houston, Texas
October 7, 1996

                              MALLARD BAY DRILLING

                            COMBINED BALANCE SHEETS

                                                                             DECEMBER 31,
                                                                        ----------------------
                                                                          1995          1994
                                                                        --------      --------
                                                                        (IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash and Cash Equivalents...........................................  $  1,632      $    889
  Accounts Receivable, Net of Allowance for Uncollectible Accounts of
     $253,000 in 1995 and $13,000 in 1994.............................    26,346        22,922
  Materials and Supplies..............................................     3,206         1,746
  Other Current Assets................................................     4,697         1,803
                                                                        --------      --------
                                                                          35,881        27,360
PROPERTY, PLANT AND EQUIPMENT, AT COST:
  Drilling Rigs and Other Property....................................   114,281        91,845
  Less: Accumulated Depreciation......................................    20,640        15,764
                                                                        --------      --------
                                                                          93,641        76,081
EXCESS OF COST OVER FAIR VALUE OF NET TANGIBLE ASSETS OF BUSINESSES
  ACQUIRED, NET.......................................................     1,614         1,781
OTHER ASSETS..........................................................     3,415         3,211
                                                                        --------      --------
                                                                        $134,551      $108,433
                                                                        ========      ========
LIABILITIES AND EQUITY INVESTMENT
CURRENT LIABILITIES:
  Current Maturities of Long-Term Debt................................  $  2,403      $  1,164
  Accounts Payable....................................................     9,448         8,475
  Accrued Salaries and Benefits.......................................     2,461         1,200
  Rig Purchase Obligation.............................................     2,455            --
  Other Accrued Liabilities...........................................     1,813         3,478
                                                                        --------      --------
                                                                          18,580        14,317
LONG-TERM DEBT........................................................     2,665           582
DEFERRED INCOME TAXES, NET............................................    14,454        14,584
OTHER LIABILITIES.....................................................     1,990         1,673
COMMITMENTS AND CONTINGENCIES
EQUITY INVESTMENT.....................................................    96,862        77,277
                                                                        --------      --------
                                                                        $134,551      $108,433
                                                                        ========      ========

    The accompanying notes are an integral part of these combined financial statements.

                              MALLARD BAY DRILLING

                         COMBINED STATEMENTS OF INCOME

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                               1995         1994         1993
                                                              -------      -------      -------
                                                              (IN THOUSANDS)
REVENUES....................................................  $79,912      $63,252      $74,379
COSTS AND EXPENSES:
  Cost of Sales.............................................   57,063       41,236       55,201
  Selling, General and Administrative.......................    8,374        6,185        7,381
                                                              -------      -------      -------
OPERATING INCOME............................................   14,475       15,831       11,797
OTHER INCOME (EXPENSE):
  Interest Income (Expense), Net............................     (339)        (162)         112
  Other Income (Expense), Net...............................     (107)         266          216
                                                              -------      -------      -------
INCOME BEFORE INCOME TAXES..................................   14,029       15,935       12,125
PROVISION FOR INCOME TAXES..................................    5,320        5,601        4,268
                                                              -------      -------      -------
NET INCOME..................................................  $ 8,709      $10,334      $ 7,857
                                                              =======      =======      =======

    The accompanying notes are an integral part of these combined financial statements.

                              MALLARD BAY DRILLING

                  STATEMENTS OF CHANGES IN EQUITY INVESTMENTS
                                 (IN THOUSANDS)

BALANCE AT 12/31/92................................................................  $64,440
NET INCOME.........................................................................    7,857
DECREASE IN EQUITY INVESTMENT......................................................   (3,342)
                                                                                     -------
BALANCE AT 12/31/93................................................................   68,955
NET INCOME.........................................................................   10,334
DECREASE IN EQUITY INVESTMENT......................................................   (2,012)
                                                                                     -------
BALANCE AT 12/31/94................................................................   77,277
NET INCOME.........................................................................    8,709
INCREASE IN EQUITY INVESTMENT......................................................   10,876
                                                                                     -------
BALANCE AT 12/31/95................................................................  $96,862
                                                                                     =======

    The accompanying notes are an integral part of these combined financial statements.

                              MALLARD BAY DRILLING

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                   YEAR ENDED DECEMBER 31,
                                                              ---------------------------------
                                                               1995         1994         1993
                                                              -------      -------      -------
                                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income................................................  $ 8,709      $10,334      $ 7,857
  Adjustments to Reconcile Net Income to Net Cash Provided
     (Used) by Operations:
     Depreciation and Amortization..........................    8,377        4,871        4,381
     Deferred Income Tax Provision (Benefit)................     (129)       1,402        2,790
     Insurance Settlement, Net..............................       --       23,000           --
     Gain on Disposal of Assets.............................   (1,048)        (208)        (575)
     Provision for Uncollectible Accounts Receivable........      240           --           13
     Change in Assets and Liabilities, Net of Effects of
       Business Acquired:
       Accounts Receivable..................................   (4,964)      (5,886)         (30)
       Supplies.............................................   (2,655)        (606)      (1,412)
       Prepaid Expenses and Other...........................   (2,893)        (101)       4,503
       Accounts Payable.....................................      973          223           33
       Other Current Liabilities............................    3,348       (3,552)        (146)
       Other Assets.........................................   (2,249)      (3,967)     (10,452)
       Other Liabilities, Net...............................    1,714       (2,637)          24
                                                              -------      -------      -------
          Net Cash Provided by Operations...................    9,423       22,873        6,986
                                                              -------      -------      -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from Sale of Assets..............................    2,100        3,103           15
  Acquisition of Business, Net of Cash Acquired.............       --       (1,500)          --
  Capital Expenditures for Property, Plant and Equipment....  (22,898)     (11,738)      (4,468)
                                                              -------      -------      -------
          Net Cash Used by Investing Activities.............  (20,798)     (10,135)      (4,453)
                                                              -------      -------      -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of Term Debt...................................    3,836        2,037           --
  Repayments on Term Debt...................................   (1,319)      (7,982)          --
  Increase (Decrease) in Equity Investment..................    9,601       (7,067)      (3,342)
                                                              -------      -------      -------
          Net Cash Provided (Used) by Financing
            Activities......................................   12,118      (13,012)      (3,342)
                                                              -------      -------      -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........      743         (274)        (809)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR..............      889        1,163        1,972
                                                              -------      -------      -------
CASH AND CASH EQUIVALENTS AT END OF YEAR....................  $ 1,632      $   889      $ 1,163
                                                              =======      =======      =======

    The accompanying notes are an integral part of these combined financial statements.

                              MALLARD BAY DRILLING

                     NOTES TO COMBINED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying combined financial statements reflect the operations of the Mallard Bay Drilling division ("Mallard" or the "Company") of Energy Ventures, Inc., a Delaware corporation ("EVI"), and the assets and liabilities of Mallard that are proposed to be sold to Parker Drilling Company, a Delaware corporation ("Parker"), pursuant to the Stock Purchase Agreement dated as of September 14, 1996 (the "SPA"), by and among EVI and Parker.

     Under the terms of the SPA, prior to the closing of the sale of Mallard to Parker, EVI will transfer to Mallard Bay Drilling, Inc., a Louisiana corporation and wholly owned subsidiary of EVI ("MBD") the assets and liabilities of Mallard that are proposed to be acquired in the transaction. Pursuant to the SPA, (i) certain accounts receivable and other non-fixed assets associated with Mallard's prior operations in Iran and certain other assets of EVI and Mallard are to be excluded from the sale to Parker and (ii) intercompany liabilities (other than accounts payable for certain tubulars acquired after September 14, 1996) and certain other liabilities associated with EVI are to be excluded from the sale. The Iranian related net assets to be excluded from the sale to Parker are included in the accompanying combined financial statements. Such net assets at December 31, 1995, were $4.3 million which primarily consists of a $3.4 million net receivable.

  Basis of Presentation

     The accompanying combined financial statements include accounts of Mallard as described above. These statements are presented as if all of the operations of Mallard had been included in MBD during the periods presented and, except as noted herein, include the historical assets, liabilities, revenues and expenses that are directly related to Mallard's operations. No amounts of general corporate accounting, tax, legal and other administrative costs have been allocated to Mallard in that such costs are not considered to be direct costs relating to the operations of Mallard or variable based on the results of Mallard. In addition, except for specific indebtedness incurred in connection with the refurbishment of Rig 71 and capitalized leases, all intercompany borrowings and indebtedness under the credit facilities of EVI and its subsidiaries to which MBD was a party or guarantor have been excluded or classified as equity contributions and no portion of such debt or related interest expense has been allocated to Mallard in Mallard's historical financial statements. As of the closing of the sale of Mallard to Parker, Mallard will be released from all such indebtedness.

  Nature of Operations

     The Company is an international supplier of contract drilling services. The Company's rig fleet consists primarily of barge rigs used by major and large independent oil and gas companies for the exploration and development of natural gas primarily in the U.S. Gulf Coast area. The Company also conducts barge rig operations in Nigeria, platform rig operations in Peru and land rig operations in Argentina.

  Revenue Recognition

     The Company primarily recognizes revenue and expenses from operations on the basis of the number of days worked at the contractual day rate.

  Rig Equipment and Other Properties

     Property, plant and equipment is carried at cost. Due to differences between the international and U.S. rig contracting markets, depreciation on U.S. rigs is prorated using the straight-line method primarily over 20 years while international drilling rigs and related equipment is provided using the units-of-production method. Under the units-of-production method, depreciation is based on the utilization of the drilling rigs with a minimum provision when the rigs are idle.

                              MALLARD BAY DRILLING

     Mallard capitalizes renewals and improvements that significantly enhance the value or extend the useful life of an asset. Expenditures for normal maintenance and repairs are charged to expense as incurred. Normal retirements of offshore drilling equipment are reflected in accumulated depreciation accounts; gains or losses arising from unusual retirements are reflected in operations, and asset cost and related accumulated depreciation are removed from the accounts.

  Intangible Assets and Amortization

     The excess of cost over the fair value of net tangible assets of businesses acquired is being amortized on a straight-line basis over the lesser of expected useful lives or 40 years. The mobilization costs of moving a drilling rig from one geographic location to another, other than unreimbursed mobilization costs incurred in connection with specific profitable contracts, are deferred and amortized over the term of such contracts. These costs are considered other intangible assets and are included in Other Assets in the accompanying combined financial statements. Amortization expense for goodwill and other intangible assets was $1,474,000, $271,000 and $1,131,000 for 1995, 1994 and 1993,
respectively. Accumulated amortization of goodwill at December 31, 1995 and 1994 was $281,000 and $233,000, respectively.

  Foreign Currency Translation

     Foreign operations of Mallard use the U.S. dollar as their functional currency. The Company's Nigerian operations are in a "highly inflationary" economy and therefore must use the U.S. dollar as the functional currency. Accordingly, the gains and losses resulting from currency translation to the U.S. dollar are reflected in income for the period and are immaterial to the periods presented. Currency transaction gains and losses are also reflected in income for the period.

  Income Taxes

     Effective January 1, 1993, the Company through its parent, EVI, adopted Statement of Financial Accounting Standard No. 109 ("SFAS No. 109"). The adoption of SFAS No. 109 did not have a material effect on the Company's combined financial position or results of operations. Under the asset and liability method of SFAS No. 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. EVI filed consolidated federal tax returns for the years through December 31, 1995 and separate state tax returns for the Company and each of its subsidiaries. Income taxes included in the accompanying combined financial statements have been provided using the separate return method as if the Company were a separate taxpayer.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Planned Accounting Changes

     As of January 1, 1996, SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" was adopted by the Company. The statement sets forth guidelines regarding when to recognize an impairment of long-lived assets and how to measure such impairment. The adoption of SFAS No. 121 did not have a significant effect on the Company's combined financial position or results of operations.

                              MALLARD BAY DRILLING

NOTE 2. SUPPLEMENTAL CASH FLOW INFORMATION

     For purposes of the Combined Statements of Cash Flows, Mallard considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

     Cash paid by the Company during the years ended December 31, 1995, 1994, and 1993 for interest and income taxes (net of refunds) was as follows:

                                                             1995       1994      1993
                                                            ------      ----      ----
                                                            (IN THOUSANDS)
        Interest paid.....................................  $   65      $ 83      $ 20
        Income taxes paid, net of refunds.................  $1,559      $337      $912

NOTE 3. ACQUISITION

     On February 9, 1994, the Company, through EVI, purchased all of the outstanding stock of AWI Drilling & Workover, Inc. ("AWI"), for a purchase price of $1.5 million cash, $5.0 million in notes payable and 433,333 shares of EVI's Common Stock, $1.00 par value. The assets of AWI consist primarily of 12 barge drilling rigs, eight of which were under charter to the Company at the time of acquisition. Charter fees incurred by the Company were approximately $2.5 million in 1993.

     The AWI acquisition discussed above was accounted for using the purchase method of accounting, and the results of operations are included in the Combined Statements of Income from the date of acquisition. Pro forma information has not been presented for this acquisition as the historical results of the Company reflect the revenues of these rigs for the period of time the rigs were under charter (prior to January 1, 1994) and also reflect a charter fee (which approximates depreciation expense) for that same period.

NOTE 4. LONG-TERM DEBT

     Mallard's long-term debt at December 31, 1995 and 1994 consisted of the following:

                                                                     1995        1994
                                                                    ------      ------
                                                                    (IN THOUSANDS)
        Promissory notes payable secured by the Company's rig in
          Nigeria, bearing interest ranging from 9.0% to 10.23%...  $4,500      $1,746
        Capitalized lease obligations under various leases with
          various installment amounts.............................     568          --
                                                                    ------      ------
                                                                     5,068       1,746
        Less: current maturities of long-term debt................   2,403       1,164
                                                                    ------      ------
                                                                    $2,665      $  582
                                                                    ======      ======

     The following is a summary of scheduled debt maturities by year (in thousands):

        1996................................................................  $2,403
        1997................................................................   2,165
        1998................................................................     500
        1999................................................................      --
        2000................................................................      --
        Thereafter..........................................................      --
                                                                              ------
                                                                              $5,068
                                                                              ======

                              MALLARD BAY DRILLING

NOTE 5. RETIREMENT PLANS

     Mallard through EVI adopted retirement plans which qualify under Section 401(k) of the Internal Revenue Code. The plans generally provide for 40% matching contributions by EVI, up to a maximum liability of 1.2% of each participating employee's annual compensation. Additional discretionary matching contributions may also be made under the plan.

     EVI provides the Executive Deferred Compensation Stock Ownership Plan (the "EDC Plan") to certain key employees of Mallard. Under the EDC Plan, a portion of the compensation for certain key employees of Mallard, including officers and employee directors, can be deferred for payment after retirement or termination of employment.

NOTE 6. INCOME TAXES

     The domestic and international components of income before income taxes consisted of the following:

                                                       1995         1994         1993
                                                      -------      -------      -------
                                                      (IN THOUSANDS)
        Domestic....................................  $10,705      $10,580      $ 7,753
        International...............................    3,324        5,355        4,372
                                                      -------      -------      -------
                                                      $14,029      $15,935      $12,125
                                                      =======      =======      =======

     The Company's provision for income taxes for the three years ended December 31, 1995, consisted of:

                                                        1995         1994         1993
                                                       ------       ------       ------
                                                       (IN THOUSANDS)
        Current
          U.S. Federal...............................  $4,310       $3,465       $  560
          International..............................     773          454          909
          State......................................     366          280            9
                                                       ------       ------       ------
                                                        5,449        4,199        1,478
                                                       ------       ------       ------
        Deferred
          U.S. Federal...............................    (129)       1,402        2,790
                                                       ------       ------       ------
                                                       $5,320       $5,601       $4,268
                                                       ======       ======       ======

     The difference between the tax provision at the statutory federal income tax rate and the tax provision attributable to income before income taxes for the three years ended December 31, 1995, in the accompanying Combined Statements of Income is analyzed below:

                                                       1995          1994          1993
                                                       ----          ----          ----
        Statutory federal income tax rate............  35.0%         35.0%         35.0%
        Effect of state income tax, net..............   1.7           1.2            .1
        Effect of non-deductible expenses............    .2            .2            .1
        Utilization of net operating loss
          carryforward...............................  (1.4)         (1.2)           --
        Effect of non-creditable foreign tax, net....    .9            --            --
        Other........................................   1.5            --            --
                                                       ----          ----          ----
                                                          -             -             -
                                                       37.9%         35.2%         35.2%
                                                       =====         =====         =====

                              MALLARD BAY DRILLING

     The deferred income tax provisions for income before income taxes for the three years ended December 31, 1995, primarily consisted of:

                                                         1995        1994         1993
                                                         -----      -------      ------
                                                         (IN THOUSANDS)
        Excess of tax over financial deduction related
          to depreciation..............................  $ 253      $   683      $  840
        Excess of financial over tax deductions for
          reserves.....................................   (149)         (50)       (200)
        Benefit provided for losses of foreign
          subsidiaries not included in consolidated
          return.......................................   (220)        (121)       (430)
        Alternative minimum tax........................     --          689        (560)
        Book accruals (reversals) not currently
          deductible...................................    (14)          17          58
        Utilization (addition) of net operating loss
          carryforward.................................    202       (1,342)      2,694
        Foreign taxes, net.............................   (352)         149         170
        Change in valuation allowance, net.............   (202)       1,342          --
        Other, net.....................................    353           35         218
                                                         -----      -------      ------
                                                         $(129)     $ 1,402      $2,790
                                                         =====      =======      ======

     The components of the net deferred tax liability at December 31, 1995 and December 31, 1994, were as follows:

                                                                DECEMBER      DECEMBER
                                                                  31,           31,
                                                                  1995          1994
                                                                --------      --------
                                                                    (IN THOUSANDS)
        Deferred tax assets:
          Net operating loss carryforwards....................  $  1,140      $  1,342
          Book accruals/other.................................     1,084           835
          Foreign taxes.......................................       663           310
          Valuation allowance.................................    (1,140)       (1,342)
                                                                --------      --------
                  Total deferred tax asset....................     1,747         1,145
                                                                --------      --------
        Deferred tax liabilities:
          Depreciation........................................   (14,453)      (14,236)
          Nonbenefited losses (unrepatriated earnings) of
             foreign subsidiaries, net........................       (42)         (262)
          State...............................................      (647)         (652)
          Other...............................................    (1,059)         (579)
                                                                --------      --------
                  Total deferred tax liability................   (16,201)      (15,729)
                                                                --------      --------
        Net deferred tax liability............................  $(14,454)     $(14,584)
                                                                ========      ========

     EVI filed consolidated federal tax returns for the years through December 31, 1995 and separate state tax returns for the Company and each of its subsidiaries. It is the parent's policy not to allocate income tax expense to its subsidiaries. The accompanying financial statements have been prepared in accordance with the separate return method of SFAS No. 109, whereby the allocation of tax expense is based on what the Company's current and deferred tax expense would have been had the Company filed a federal income tax return outside its consolidated group. The Company has reflected an asset for taxes relating to unrepatriated income from foreign subsidiaries. The Company has a valuation allowance to reflect the estimated amount of deferred tax assets for which realization is uncertain. The net change in the valuation allowance for the year

                              MALLARD BAY DRILLING
ended December 31, 1995 was a decrease of $202,000. The net change principally relates to a reduction in the valuation allowance required for certain deferred tax assets which realization became certain in 1995.

NOTE 7. DISPUTES, LITIGATION AND CONTINGENCIES

  Litigation and Other Disputes

     The Company is aware of various disputes and potential claims and is a party in various litigation involving claims against the Company, some of which are covered by insurance. Based on facts currently known, the Company believes that the ultimate liability, if any, which may result from known claims, disputes and pending litigation would not have a material adverse effect on the Company s combined financial position or combined results of operations.

  Insurance

     The Company is partially self-insured for employee health insurance claims and for workers' compensation for certain of its employees. Although the Company believes that adequate reserves have been provided for expected liabilities arising from its self-insured obligations, it is reasonably possible that management's estimates of these liabilities will change over the near term as circumstances develop.

NOTE 8. INSURANCE SETTLEMENT

     On September 30, 1994, EVI settled all of its claims with its insurance carriers with respect to the termination of its workover drilling contract with the National Iranian Oil Company ("NIOC"). Under the terms of the settlement with EVI's insurance carriers, EVI received a net cash payment of $23 million for reimbursement of certain operating costs incurred and amounts to be received in accordance with the terms of the workover drilling contract. EVI also retained all rights to any funds collected or recovered by EVI from NIOC and to the rigs and equipment deployed in Iran. The rigs and the related equipment were moved out of Iran by December 31, 1994.

     In 1994, the Company adjusted the carrying value of the receivables, rigs and equipment, and established reserves for demobilization, refurbishment and contract settlement costs, all of which totaled approximately $18 million. The insurance settlement which increased operating income by $4.8 million was reduced by operating losses of $2.6 million relating to the Iranian operations for 1994.

NOTE 9. COMMITMENTS

     Mallard is committed under various noncancelable operating leases which primarily relate to office space and equipment. Total lease expense incurred under noncancelable operating leases was approximately $1,549,000, $928,000 and $941,000 for the years ended December 31, 1995, 1994, and 1993, respectively.

     Future minimum rental commitments under these operating leases are as follows (in thousands):

        1996..................................................................  $610
        1997..................................................................   260
        1998..................................................................    54
        1999..................................................................    --
        2000..................................................................    --
                                                                                ----
        Thereafter............................................................  $924
                                                                                ====

     During 1995, Mallard acquired two rigs in exchange for drillpipe provided by EVI. This obligation was completed in early 1996.

                              MALLARD BAY DRILLING

NOTE 10. RELATED PARTY TRANSACTIONS

     Certain non-fixed assets, including receivables and performance bonds, relating to the operations in Iran that are to be excluded from the sale under the SPA have been reflected in the accompanying combined financial statements. Such net assets at December 31, 1995, were $4.3 million which primarily consists of a $3.4 million net receivable.

     EVI and its subsidiaries provide drillpipe and other related products to Mallard at prices charged to non-affiliate customers of EVI. Drillpipe and other related products sold to Mallard by EVI was $2,285,000, $518,000 and $563,000 in 1995, 1994 and 1993, respectively.

NOTE 11. SUBSEQUENT EVENT

     On September 14, 1996, EVI entered into an agreement with Parker to sell the contract drilling services business operated principally through Mallard to Parker for a total consideration of $338 million consisting of $313 million cash and shares of convertible preferred stock having a value of $25 million. Consummation of this sale is subject to various conditions, including the receipt of all regulatory approvals and the consummation of financing by Parker sufficient to fund the acquisition.

     On August 22, 1996, the Company acquired two barge drilling rigs located in Nigeria for $24.5 million cash and a $7.5 million drill pipe credit.

NOTE 12. GEOGRAPHIC INFORMATION

  Major Customers and Credit Risk

     Substantially all of the Company's customers are engaged in the energy industry. This concentration of customers may impact the Company's overall exposure to credit risk, either positively or negatively, in that customers may be similarly affected by changes in economic and industry conditions. The Company performs ongoing credit evaluations of its customers and does not generally require collateral in support of its trade receivables. The Company maintains reserves for potential credit losses, and actual losses have historically been within the Company's expectations. Foreign operations also present various risks, including risks of war, civil disturbances and governmental activities that may limit or disrupt markets, restrict the movement of funds or result in the deprivation of contract rights or the taking of property without fair consideration. Most of the Company's foreign contracts, however, are with large international companies.

     Mallard's customer base consists of independent and major oil companies. For 1995, Texaco, Inc. ("Texaco"), Petro-Tech Peruana S.A. and Chevron Nigeria Limited accounted for 25%, 13% and 11%, respectively, of Mallard's revenues. For 1994, Texaco and Oryx Energy Company accounted for 15% and 11%, respectively, of Mallard's revenues. For 1993, Texaco and NIOC accounted for 19% and 11% of Mallard's revenues.

                              MALLARD BAY DRILLING

  Foreign Operations

     Summarized financial information for the three years ended December 31, 1995, by geographic area is as follows:

                                      WESTERN HEMISPHERE      EASTERN HEMISPHERE
                                      -------------------     -------------------
                                      UNITED                  MIDDLE
                                      STATES       OTHER       EAST       NIGERIA      TOTAL
                                      -------     -------     -------     -------     --------
                                                    (IN THOUSANDS)
    1995
      Operating revenues from
         unaffiliated customers.....  $55,283     $15,864     $    --     $ 8,765     $ 79,912
      Operating income (loss).......   10,786       1,432        (182)      2,439       14,475
      Identifiable assets...........   75,074      36,207       4,617      18,653      134,551
    1994
      Operating revenues from
         unaffiliated customers.....  $52,766     $ 5,034     $ 1,523     $ 3,929     $ 63,252
      Operating income..............   10,357       2,022       2,531         921       15,831
      Identifiable assets...........   67,514       7,636      13,109      20,174      108,433
    1993
      Operating revenues from
         unaffiliated customers.....  $55,890     $ 5,959     $ 7,967     $ 4,563     $ 74,379
      Operating income..............    7,763       2,797         612         625       11,797
      Identifiable assets...........   43,268       4,707      28,451       9,959       86,385

                              MALLARD BAY DRILLING

                             COMBINED BALANCE SHEET
                            AS OF SEPTEMBER 30, 1996
                                  (UNAUDITED)
                                 (IN THOUSANDS)

                                     ASSETS

CURRENT ASSETS:
  Cash and Cash Equivalents.......................................................  $  1,547
  Accounts Receivable, Net of Allowance for Uncollectible Accounts of $512........    23,491
  Materials and Supplies..........................................................     4,664
  Other Current Assets............................................................    12,013
                                                                                    --------
                                                                                      41,715
PROPERTY, PLANT AND EQUIPMENT, AT COST:
  Drilling Rigs and Other Property................................................   167,802
  Less: Accumulated Depreciation..................................................    27,333
                                                                                    --------
                                                                                     140,469
EXCESS OF COST OVER FAIR VALUE OF NET TANGIBLE ASSETS OF BUSINESSES ACQUIRED,
  NET.............................................................................     1,578
OTHER ASSETS......................................................................     2,154
                                                                                    --------
                                                                                    $185,916
                                                                                    ========
LIABILITIES AND EQUITY INVESTMENT
CURRENT LIABILITIES:
  Current Maturities of Long-Term Debt............................................  $  2,266
  Accounts Payable................................................................     9,961
  Accrued Salaries and Benefits...................................................     1,932
  Other Accrued Liabilities.......................................................     7,395
                                                                                    --------
                                                                                      21,554
LONG-TERM DEBT....................................................................     1,000
DEFERRED INCOME TAXES, NET........................................................    14,134
OTHER LIABILITIES.................................................................       415
COMMITMENTS AND CONTINGENCIES
EQUITY INVESTMENT.................................................................   148,813
                                                                                    --------
                                                                                    $185,916
                                                                                    ========

                See accompanying notes to financial statements.

                              MALLARD BAY DRILLING

                          COMBINED STATEMENT OF INCOME
                                  (UNAUDITED)

                                                                               NINE MONTHS
                                                                           ENDED SEPTEMBER 30,
                                                                           -------------------
                                                                            1996        1995
                                                                           -------     -------
                                                                           (IN THOUSANDS)
REVENUES.................................................................  $66,921     $59,540
COSTS AND EXPENSES
  Cost of Sales..........................................................   48,441      42,279
  Selling, General and Administrative....................................    8,768       5,448
                                                                           -------     -------
                                                                            57,209      47,727
OPERATING INCOME.........................................................    9,712      11,813
OTHER INCOME (EXPENSE)
  Interest Expense, Net..................................................     (296)       (152)
  Other, Net.............................................................      108        (311)
                                                                           -------     -------
                                                                              (188)       (463)
INCOME BEFORE INCOME TAXES...............................................    9,524      11,350
PROVISION FOR INCOME TAXES...............................................    3,799       4,247
                                                                           -------     -------
NET INCOME...............................................................  $ 5,725     $ 7,103
                                                                           =======     =======

                See accompanying notes to financial statements.

                              MALLARD BAY DRILLING

                        COMBINED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                                           NINE MONTHS ENDED
                                                                             SEPTEMBER 30,
                                                                         ---------------------
                                                                           1996         1995
                                                                         --------     --------
                                                                            (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income...........................................................  $  5,725     $  7,103
  Adjustments to Reconcile Net Income to Net Cash Provided (Used) by
     Operations:
     Depreciation and Amortization.....................................     9,079        5,623
     Deferred Income Tax Benefit.......................................      (320)        (104)
     Gain (Loss) on Disposal of Assets.................................      (143)         345
     Provision for Uncollectible Accounts Receivable...................       270          130
     Change in Assets and Liabilities, Net of Effects of Business
      Acquired:
       Accounts Receivable.............................................     2,585       (4,938)
       Supplies........................................................      (958)        (544)
       Prepaid Expenses and Other......................................    (7,317)      (2,343)
       Accounts Payable................................................       513          (13)
       Other Current Liabilities.......................................    (6,124)       1,395
       Other Assets....................................................      (754)      (1,894)
       Other Liabilities, Net..........................................    (1,576)        (761)
                                                                          -------      -------
          Net Cash Provided by Operations..............................       980        3,999
                                                                          -------      -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from Sale of Assets.........................................       395           92
  Capital Expenditures for Property, Plant and Equipment...............   (21,415)     (10,598)
                                                                          -------      -------
          Net Cash Used by Investing Activities........................   (21,020)     (10,506)
                                                                          -------      -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments (Borrowings) on Term Debt, Net............................    (1,802)       3,118
  Increase in Equity Investment........................................    21,757        4,227
                                                                          -------      -------
          Net Cash Provided by Financing Activities....................    19,955        7,345
                                                                          -------      -------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS...................       (85)         838
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR.........................     1,632          889
                                                                          -------      -------
CASH AND CASH EQUIVALENTS AT END OF PERIOD.............................  $  1,547     $  1,727
                                                                          =======      =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest Paid........................................................  $    403     $    164
  Income Taxes Paid, Net of Refunds....................................  $    763     $    828

                See accompanying notes to financial statements.

                              MALLARD BAY DRILLING

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     The accompanying unaudited combined financial statements reflect the operations of the Mallard Bay Drilling division ("Mallard" or the "Company") of Energy Ventures, Inc., a Delaware corporation ("EVI"), and the assets and liabilities of Mallard that are proposed to be sold to Parker Drilling Company, a Delaware corporation ("Parker"), pursuant to the Stock Purchase Agreement dated as of September 14, 1996 (the "SPA"), by and among EVI and Parker. Although the Company believes that the disclosures in these combined financial statements are adequate to make the interim information presented not misleading, certain information relating to the Company's organization and footnote disclosures normally included in accordance with generally accepted accounting principles has been condensed or omitted. These combined financial statements should be read in conjunction with the audited combined financial statements and notes thereto for the year ended December 31, 1995. The results of operations for the nine months ended September 30, 1996 are not necessarily indicative of the results expected for the full year.

NOTE 2. RELATED PARTY TRANSACTIONS

     EVI and its subsidiaries provide drillpipe and other related products to Mallard at prices charged to non-affiliated customers of EVI. Drillpipe and other related products sold to Mallard by EVI was $4.2 million and $2.1 million for the nine months ended September 30, 1996 and 1995, respectively. Certain accounts receivable and other non-fixed assets related to prior operations in Iran which are being retained by EVI have not been included in the accompanying unaudited combined financial statements.

NOTE 3. SUBSEQUENT EVENT

     On September 14, 1996, EVI entered into an agreement with Parker to sell the contract drilling services business operated principally through Mallard to Parker for a total consideration of $338 million consisting of $313 million cash and shares of convertible preferred stock having a value of $25 million. Consummation of this sale is subject to various conditions, including the receipt of all regulatory approvals and the consummation of financing by Parker sufficient to fund the acquisition.

     On August 22, 1996, the Company acquired two barge drilling rigs located in Nigeria for $24.5 million cash and a $7.5 drillpipe credit.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Quail Tools, Inc.:

     We have audited the accompanying balance sheets of Quail Tools, Inc. as of December 31, 1995 and 1994 and the related statements of earnings and retained earnings and cash flows for each of the years in the three-year period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Quail Tools, Inc. as of December 31, 1995 and 1994, and the results of its operations and its cash flows for each of the years in the three-year period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in note 2 to the financial statements, in 1994 the Company adopted the method of accounting for certain investments in debt and equity securities prescribed by Statement of Financial Accounting Standards No. 115.

                                          KPMG PEAT MARWICK LLP

New Orleans, Louisiana
September 27, 1996

                               QUAIL TOOLS, INC.

                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994

                                                                       1995            1994
                                                                    -----------     -----------
                              ASSETS
Current assets:
  Cash and cash equivalents.......................................  $ 2,050,783     $   510,059
  Short-term investments (note 2).................................    1,427,040       1,861,184
  Receivables:
     Trade........................................................    2,539,840       1,874,992
     Shareholder..................................................           --         575,073
  Prepaid expenses and other assets...............................      239,055         138,662
                                                                    -----------     -----------
          Total current assets....................................    6,256,718       4,959,970
                                                                    -----------     -----------
Property and equipment, at cost:
  Land............................................................      985,000         985,000
  Oilfield rental equipment.......................................   18,076,672      16,176,254
  Buildings and improvements......................................    1,699,260       1,724,830
  Furniture, fixtures and other equipment.........................    1,045,469       1,003,424
  Autos and trucks................................................      676,257         790,351
                                                                    -----------     -----------
                                                                     22,482,658      20,679,859
  Less accumulated depreciation...................................   14,524,251      13,301,544
                                                                    -----------     -----------
          Net property and equipment..............................    7,958,407       7,378,315
                                                                    -----------     -----------
  Long-term investments (note 2)..................................    3,920,463       4,082,373
                                                                    -----------     -----------
                                                                    $18,135,588      16,420,658
                                                                     ==========      ==========
               LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................................  $   436,075     $ 1,195,238
  Deferred revenue................................................      104,000              --
  Other current liabilities (note 4)..............................      187,066         156,532
                                                                    -----------     -----------
          Total current liabilities...............................      727,141       1,351,770
                                                                    -----------     -----------
Shareholders' equity:
  Common stock, no par value, 100,000 shares authorized, 6,628
     shares issued and outstanding................................       13,250          13,250
  Additional paid-in capital......................................        8,750           8,750
  Unrealized gains on marketable equity securities (note 2).......      304,977         141,630
  Retained earnings...............................................   17,081,470      14,905,258
                                                                    -----------     -----------
          Total shareholders' equity..............................   17,408,447      15,068,888
Commitments and contingencies (notes 4, 5 and 6)..................
                                                                    -----------     -----------
                                                                    $18,135,588     $16,420,658
                                                                     ==========      ==========

                See accompanying notes to financial statements.

                               QUAIL TOOLS, INC.

                  STATEMENTS OF EARNINGS AND RETAINED EARNINGS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                         1995            1994            1993
                                                      -----------     -----------     -----------
Equipment rental....................................  $13,883,340     $10,838,234     $10,456,262
                                                      -----------      ----------      ----------
Expenses:
  Cost of rentals...................................    1,347,671       1,137,143       1,724,895
  Selling, general and administrative expenses......    3,341,646       3,355,739       3,350,417
  Depreciation......................................    2,188,627       1,768,719       1,644,403
                                                      -----------      ----------      ----------
                                                        6,877,944       6,261,601       6,719,715
                                                      -----------      ----------      ----------
          Operating income..........................    7,005,396       4,576,633       3,736,547
                                                      -----------      ----------      ----------
Other income:
  Gain on sales of property and equipment...........      457,934         387,047          64,905
  Amortization of bond discount.....................      148,745         139,242         130,349
  Interest..........................................       86,851         304,916         276,954
  Dividends.........................................       44,085          42,085          40,976
  Gain on sale of investments.......................       40,514         226,487          51,298
  Other.............................................       61,042           7,915           3,954
                                                      -----------      ----------      ----------
                                                          839,171       1,107,692         568,436
                                                      -----------      ----------      ----------
          Net earnings..............................    7,844,567       5,684,325       4,304,983
Retained earnings at beginning of year..............   14,905,258      15,919,011      14,705,143
Distributions paid to shareholders..................   (5,668,355)     (6,698,078)     (3,091,115)
                                                      -----------      ----------      ----------
Retained earnings at end of year....................  $17,081,470     $14,905,258     $15,919,011
                                                      ===========      ==========      ==========

                See accompanying notes to financial statements.

                               QUAIL TOOLS, INC.

                            STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                                         1995            1994            1993
                                                      -----------     -----------     -----------
Cash flows from operating activities:
  Net earnings......................................  $ 7,844,567     $ 5,684,325     $ 4,304,983
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     Depreciation...................................    2,188,627       1,768,719       1,644,403
     Amortization of bond discount..................     (148,745)       (139,242)       (130,349)
     Increase in deferred revenue...................      104,000              --              --
     Gain on sale of investments....................      (40,514)       (226,487)        (51,298)
     Gain on sale of property and equipment.........     (457,934)       (387,047)        (64,905)
     Changes in operating assets and liabilities:
       (Increase) decrease in trade receivables.....     (664,848)        597,481      (1,009,234)
       (Increase) decrease in prepaid expenses and
          other assets..............................     (100,393)         18,074         402,186
       (Decrease) increase in accounts payable......     (759,163)        577,730         (99,598)
       Increase in other current liabilities........       30,534         156,532              --
                                                      -----------     -----------     -----------
       Net cash provided by operating activities....    7,996,131       8,050,085       4,996,188
                                                      -----------     -----------     -----------
Cash flows from investing activities:
  Proceeds from maturity of investments.............      700,000         175,000         480,000
  Proceeds from the sale of investments.............      248,660       1,163,582         262,655
  Purchase of investments...........................           --              --        (363,773)
  Proceeds from the sale of property and
     equipment......................................      849,064         523,319         311,425
  Purchase of property and equipment................   (3,159,849)     (2,458,478)     (2,414,539)
                                                      -----------     -----------     -----------
       Net cash used in investing activities........   (1,362,125)       (596,577)     (1,724,232)
                                                      -----------     -----------     -----------
Cash flows from financing activities:
  Change in shareholder receivables.................      575,073        (575,073)         34,142
  Distributions paid to shareholders................   (5,668,355)     (6,698,078)     (3,091,115)
                                                      -----------     -----------     -----------
       Net cash used in financing activities........   (5,093,282)     (7,273,151)     (3,056,973)
                                                      -----------     -----------     -----------
       Net increase in cash and cash equivalents....    1,540,724         180,357         214,983
Cash and cash equivalents at beginning of year......      510,059         329,702         114,719
                                                      -----------     -----------     -----------
Cash and cash equivalents at end of year............  $ 2,050,783     $   510,059     $   329,702
                                                       ==========      ==========      ==========
Supplemental disclosures of cash flow information --
  unrealized gain on marketable equity securities...  $   163,346     $   141,630     $        --
                                                       ==========      ==========      ==========

                See accompanying notes to financial statements.

                               QUAIL TOOLS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                               DECEMBER 31, 1995

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Organization and Business

     Quail Tools, Inc. (the Company) was incorporated on February 9, 1978 in New Iberia, Louisiana. The Company's principal business is to rent oil field tools and pipe primarily to major oil companies operating in the Gulf of Mexico, and is, therefore, directly affected by economic conditions of the oil and gas industry.

  (b) Use of Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  (c) Property and Equipment

     Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method based upon estimated useful lives as follows:

                               DESCRIPTION                              ESTIMATED USEFUL LIVES
    ------------------------------------------------------------------  ----------------------
    Oilfield rental equipment.........................................           7 years
    Buildings and improvements........................................       15-31 years
    Furniture, fixtures and other equipment...........................         5-7 years
    Autos and trucks..................................................           5 years

     Expenditures for major additions and improvements are capitalized while minor replacements, maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related amounts, and any resulting gain or loss is included in the statements of earnings.

  (d) Investments

     In May 1993, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, (Statement 115). Under Statement 115, marketable equity securities are classified in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are those bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale. Trading and available-for-sale securities are to be recorded at market value, while held-to-maturity securities are to be recorded at amortized cost. Market value is determined by the most recently traded price of the security at the balance sheet date. Net realized gains and losses are determined on the specific identification cost method.

     Statement 115 is effective for all fiscal years beginning after December 15, 1993 and has been adopted by the Company on a prospective basis as of January 1, 1994.

  (e) Income Taxes

     The Company with the consent of its shareholders, elected under applicable provisions of the Internal Revenue Code not to be taxed as a corporation but to have earnings taxed to the individual shareholders. Therefore, no provision for federal and state income taxes has been made in the accompanying financial

                               QUAIL TOOLS, INC.

statements for the Company. Annual distributions are based on earnings of the Company and are made to facilitate payment of shareholders' personal tax liabilities.

  (f) Revenue Recognition

     Revenues are recognized when rentals are provided. Deferred revenue consists of amounts received from customers in advance of rentals.

  (g) Cash and Cash Equivalents

     For purposes of the statement of cash flows, short-term, highly-liquid investments are considered cash equivalents.

(2) INVESTMENTS

     As discussed in note 1, the Company adopted Statement 115 as of January 1, 1994.

     Marketable equity securities classified as current assets at December 31, 1995 and 1994, include the following:

                                                                        1995
                                                    ---------------------------------------------
                                                    AMORTIZED      UNREALIZED     AMORTIZED COST/
                                                       COST          GAINS         MARKET VALUE
                                                    ----------     ----------     ---------------
    Available-for-sale --
      marketable equity securities................  $  811,407      $ 304,977       $ 1,116,384
    Held-to-maturity -- tax exempt municipal
      bonds.......................................     310,656             --           310,656
                                                    ----------     ----------     ---------------
                                                    $1,122,063      $ 304,977       $ 1,427,040
                                                     =========       ========       ===========

                                                                        1994
                                                    ---------------------------------------------
                                                    AMORTIZED      UNREALIZED     AMORTIZED COST/
                                                       COST          GAINS         MARKET VALUE
                                                    ----------     ----------     ---------------
    Available-for-sale -- marketable equity
      securities..................................  $1,019,554      $ 141,630       $ 1,161,184
    Held-to-maturity:
      Tax exempt municipal bonds..................     625,000             --           625,000
      Certificate of deposit......................      75,000             --            75,000
                                                    ----------     ----------     ---------------
                                                    $1,719,554      $ 141,630       $ 1,861,184
                                                     =========       ========       ===========

                               QUAIL TOOLS, INC.

     Marketable equity securities classified as noncurrent assets at December 31, 1995 and 1994, include the following:

                                                                        1995
                                                    ---------------------------------------------
                                                    AMORTIZED      UNREALIZED     AMORTIZED COST/
                                                       COST          GAINS         MARKET VALUE
                                                    ----------     ----------     ---------------
    Held-to-maturity:
      U.S. Government Securities..................  $  824,534             --       $   824,534
      Tax exempt municipal bonds..................   3,095,929             --         3,095,929
                                                    ----------     ----------     ---------------
                                                    $3,920,463             --       $ 3,920,463
                                                     =========       ========       ===========

                                                                        1994
                                                    ---------------------------------------------
                                                    AMORTIZED      UNREALIZED     AMORTIZED COST/
                                                       COST          GAINS         MARKET VALUE
                                                    ----------     ----------     ---------------
    Held-to maturity:
      U.S. Government Securities..................  $  792,769             --       $   792,769
      Tax exempt municipal bonds..................   3,289,604             --         3,289,604
                                                    ----------     ----------     ---------------
                                                    $4,082,373             --       $ 4,082,373
                                                     =========       ========       ===========

     The contractual maturities of held-to-maturity securities at December 31, 1995, are as follows:

                                                                  AMORTIZED         FAIR
                                                                     COST          VALUE
                                                                  ----------     ----------
    Due within one year.........................................  $  310,656     $  296,051
    Due after one year through five years.......................   1,691,926      1,843,783
    Due after five years through ten years......................   1,520,342      1,929,392
    Due after ten years.........................................     708,195        803,245
                                                                  ----------     ----------
                                                                  $4,231,119     $4,872,471
                                                                   =========      =========

     Differences between cost and market value of available-for-sale equity securities were credited to a separate component of shareholders' equity called "unrealized gains on marketable equity securities" in the amount of $163,347 and $141,630 for the years ended December 31, 1995 and 1994, respectively.

     Proceeds from sales of securities available-for-sale were $248,660 and $1,163,582 and gross gains were $40,514 and $226,487 for the years ended December 31, 1995 and 1994, respectively.

(3) CONCENTRATION OF CREDIT RISK

     The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company places cash and temporary cash investments with high quality financial institutions and currently invests primarily in money market accounts.

     A majority of the Company's business is conducted with major oil and gas exploration companies with operations in the Gulf of Mexico. The Company continually evaluates the financial strength of its customers but does not require collateral to support trade receivables.

                               QUAIL TOOLS, INC.

     Customers which account for 10 percent or more of revenue for the years ended December 31, 1995, 1994 and 1993 follow:

                                                                  1995       1994       1993
                                                                  ----       ----       ----
    Exxon.......................................................   30%        40%        45%
    Texaco......................................................   23%        --         11%

(4) PROFIT-SHARING PLAN

     The Company has a discretionary profit-sharing plan for the benefit of substantially all employees. During the years ended December 31, 1995, 1994 and 1993, the Company contributed $187,066, $156,532 and $142,928, respectively, to the plan.

(5) COMMON STOCK AND SHAREHOLDER SUCCESSION

     In accordance with an agreement among the shareholders, each shareholder may sell their stock by first offering it to the Company at a value established by the Board of Directors. If the Company does not acquire the stock, the shareholder may then sell it to a third party.

     In conjunction with this buy/sell agreement, the shareholders have implemented arrangements which they believe will ensure continued Company management and control succession within a framework which should not unduly burden the Company.

(6) COMMITMENT AND CONTINGENCIES

     In conjunction with the Company changing from a Subchapter C Corporation to a Subchapter S Corporation under the provisions of the Internal Revenue Code in 1992, a built-in gain amount of approximately $5,500,000 was calculated based on the then determined value of the Company. Any sale of the Company, at a gain, prior to 2002, would cause this built-in gain amount to be taxed at the corporate level with any additional gains taxed only at the individual shareholder level.

(7) SUBSEQUENT EVENT

     The shareholders of the Company have entered into discussions with outside parties as to the sale of their common stock.

                               QUAIL TOOLS, INC.

                                 BALANCE SHEET
                                AUGUST 31, 1996
                                  (UNAUDITED)

                                     ASSETS

                                                                                  AUGUST 31,
                                                                                     1996
                                                                                 ------------
Current assets:
  Cash and cash equivalents....................................................  $    286,560
  Short-term investments.......................................................       533,271
  Trade receivables............................................................     2,837,426
  Prepaid expenses and other assets............................................       149,419
                                                                                 ------------
          Total current assets.................................................     3,806,676
                                                                                 ------------
Property and equipment, at cost:
  Land.........................................................................       985,000
  Oilfield rental equipment....................................................    21,310,453
  Buildings and improvements...................................................     1,699,260
  Furniture, fixtures, and other equipment.....................................     1,316,966
  Autos and trucks.............................................................       676,257
                                                                                 ------------
                                                                                   25,987,936
  Less accumulated depreciation................................................   (16,324,251)
                                                                                 ------------
          Net property and equipment...........................................     9,663,685
                                                                                 ------------
  Long-term investments........................................................     3,863,213
                                                                                 ------------
                                                                                 $ 17,333,574
                                                                                 ============
                            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable.............................................................  $    183,111
  Other current liabilities....................................................       168,238
                                                                                 ------------
          Total current liabilities............................................       351,349
                                                                                 ------------
Shareholders' equity:
  Common stock.................................................................        13,250
  Additional paid-in capital...................................................         8,750
  Unrealized gains on marketable equity securities.............................         1,000
  Retained earnings............................................................    16,959,225
                                                                                 ------------
          Total shareholders' equity...........................................    16,982,225
                                                                                 ------------
                                                                                 $ 17,333,574
                                                                                 ============

                See accompanying notes to financial statements.

                               QUAIL TOOLS, INC.

                  STATEMENTS OF EARNINGS AND RETAINED EARNINGS
              FOR THE EIGHT MONTHS ENDED AUGUST 31, 1996 AND 1995
                                  (UNAUDITED)

                                                                       EIGHT MONTHS ENDED
                                                                           AUGUST 31,
                                                                    -------------------------
                                                                       1996           1995
                                                                    ----------     ----------
Equipment rental.................................................   $11,828,731    $8,282,837
                                                                    -----------    -----------
Expenses:
  Cost of rentals................................................    1,233,437        813,848
  Selling, general and administrative expenses...................    2,546,208      2,050,311
  Depreciation...................................................    1,800,000      1,200,000
                                                                    -----------    -----------
                                                                     5,579,645      4,064,159
                                                                    -----------    -----------
          Operating Income.......................................    6,249,086      4,218,678
                                                                    -----------    -----------
Other Income:
  Gain on sale of property and equipment.........................      243,098        202,969
  Amortization of bond discount..................................      104,041        148,745
  Interest.......................................................      111,016         96,273
  Dividends......................................................        5,744         12,811
  Gain on sale of investments....................................      309,456         40,514
  Other..........................................................       59,243          6,747
                                                                    -----------    -----------
                                                                       832,598        508,059
                                                                    -----------    -----------
          Net earnings...........................................    7,081,684      4,726,737
                                                                    -----------    -----------
Retained earnings at beginning of period.........................   17,081,470     14,905,258
Distributions paid to shareholders...............................   (7,203,929)    (4,668,355)
                                                                    -----------    -----------
Retained earnings at end of period...............................   $16,959,225    $14,963,640
                                                                    ===========    ===========

                See accompanying notes to financial statements.

                               QUAIL TOOLS, INC.

                            STATEMENTS OF CASH FLOWS
              FOR THE EIGHT MONTHS ENDED AUGUST 31, 1996 AND 1995
                                  (UNAUDITED)

                                                                       EIGHT MONTHS ENDED
                                                                           AUGUST 31,
                                                                    -------------------------
                                                                       1996           1995
                                                                    ----------     ----------
Cash flow from operating activities:
  Net earnings....................................................  $7,081,684     $4,726,737
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     Depreciation.................................................   1,800,000      1,200,000
     Amortization of bond discount................................    (104,041)      (148,745)
     Gain on sale of property.....................................    (243,098)      (202,969)
     Gain on sale of investments..................................    (309,456)       (40,514)
     Decrease in deferred revenue.................................    (104,000)            --
     Increase in trade receivables................................    (297,586)      (258,299)
     Decrease (increase) in prepaid and other assets..............      89,636        (12,304)
     Decrease in accounts payable.................................    (252,964)      (607,477)
     Increase in other liabilities................................     (18,828)       (24,025)
                                                                    ----------     ----------
          Net cash provided by operating activities...............   7,641,347      4,632,404
                                                                    ----------     ----------
Cash flows from investing activities:
  Proceeds from sale of property..................................     483,098        362,969
  Proceeds from maturity of investments...........................          --        435,000
  Proceeds from sale of investments...............................   1,060,539        248,660
  Purchase of property and equipment..............................  (3,745,278)    (1,745,560)
                                                                    ----------     ----------
          Net cash used in investing activities...................  (2,201,641)      (698,931)
                                                                    ----------     ----------
Cash flow from financing activities:
  Change in shareholder receivables                                         --        575,073
  Distributions paid to shareholders..............................  (7,203,929)    (4,668,355)
                                                                    ----------     ----------
          Net cash used in financing activities...................  (7,203,929)    (4,093,282)
          Net decrease in cash....................................  (1,764,223)      (159,809)
Cash at beginning of period.......................................   2,050,783        510,059
                                                                    ----------     ----------
Cash at end of period.............................................  $  286,560     $  350,250
                                                                    ==========     ==========
  Supplemental disclosure -- net change in unrealized gain
     on marketable equity securities..............................  $  303,977     $  139,428
                                                                    ==========     ==========

                See accompanying notes to financial statements.

                               QUAIL TOOLS, INC.

                         NOTES TO FINANCIAL STATEMENTS
                            AUGUST 31, 1996 AND 1995
                                  (UNAUDITED)

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Organization and Business

     Quail Tools, Inc. (the Company) was incorporated on February 9, 1978 in New Iberia, Louisiana. The Company's principal business is to rent oil field tools and pipe primarily to major oil companies operating in the Gulf of Mexico, and is, therefore, directly affected by economic conditions of the oil and gas industry.

  (b) Use of Estimates

     The preparation of financial statements requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     In the opinion of the Company, the accompanying unaudited financial statements contain all adjustments (consisting only of normal recurring accruals) necessary to present fairly the financial position as of August 31, 1996, and the results of operations and cash flows for the eight-month period ended August 31, 1996.

  (c) Property and Equipment

     Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed using the straight-line method based upon estimated useful lives as follows:

                               DESCRIPTION                              ESTIMATED USEFUL LIVES
    ------------------------------------------------------------------  ----------------------
    Oilfield rental equipment.........................................            7 years
    Buildings and improvements........................................        15-31 years
    Furniture, fixtures and other equipment...........................          5-7 years
    Autos and trucks..................................................            5 years

     Expenditures for major additions and improvements are capitalized while minor replacements and maintenance and repairs are charged to expense as incurred. When property is retired or otherwise disposed of, the cost and accumulated depreciation are removed from the related amounts, and any resulting gain or loss is included in the statement of earnings.

     Effective January 1, 1996, the Company adopted Statement of Financial Accounting Standards No. 121 (SFAS No. 121) "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 sets forth guidelines regarding when to recognize an impairment of long-lived assets and how to measure such impairment. The adoption of SFAS No. 121 did not have an effect on the Company's financial position or results of operations.

  (d) Investments

     Marketable equity securities are classified in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are those bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities in which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading or held-to-maturity are classified as available-for-sale. Trading and available-for-sale securities are recorded at market value, while held-to-maturity securities are recorded at amortized cost. Market value is determined by the most recently traded

                               QUAIL TOOLS, INC.

price of the security at the balance sheet date. Net realized gains and losses are determined on the specific identification cost method.

  (e) Income Taxes

     The Company with the consent of its shareholders, elected under applicable provisions of the Internal Revenue Code not to be taxed as a corporation but to have earnings taxed to the individual shareholders. Therefore, no provision for federal and state income taxes has been made in the accompanying financial statements for the Company. Annual distributions are based on earnings of the Company and are made to facilitate payment of shareholders' personal tax liabilities.

  (f) Revenue Recognition

     Revenues are recognized when rentals are provided. Deferred revenue consists of amounts received from customers in advance of rentals.

  (g) Cash and Cash Equivalents

     For purposes of the statement of cash flows, short-term, highly-liquid investments are considered cash equivalents.

(2) INVESTMENTS

     Marketable equity securities classified as current assets at August 31, 1996, include the following:

                                                        AMORTIZED    UNREALIZED    AMORTIZED COST/
                                                          COST         GAINS        MARKET VALUE
                                                        ---------    ----------    ---------------
    Available-for-sale --
      marketable equity securities....................  $ 272,242      $1,000         $ 273,242
    Held-to-maturity --
      tax exempt municipal bonds......................    260,029          --           260,029
                                                         --------       -----           -------
                                                        $ 532,271      $1,000         $ 533,271
                                                         ========       =====           =======

     Marketable equity securities classified as noncurrent assets at August 31, 1996, include the following:

                                                      AMORTIZED     UNREALIZED    AMORTIZED COST/
                                                         COST         GAINS        MARKET VALUE
                                                      ----------    ----------    ---------------
    Held-to-maturity:
      U.S. Government Securities....................  $  929,832         --         $   929,832
      Tax exempt municipal bonds....................   2,933,381         --           2,933,381
                                                      ----------        ---           ---------
                                                      $3,863,213         --         $ 3,863,213
                                                      ==========        ===           =========

     Differences between cost and market value of available-for-sale equity securities were credited to a separate component of shareholders' equity called "unrealized gains on marketable equity securities" in the amount of $1,000 for the eight months ended August 31, 1996.

     Proceeds from sales of securities available-for-sale were $1,060,539 and $248,660 and gross gains were $309,456 and $40,514 for the eight months ended August 31, 1996, and 1995, respectively.

                               QUAIL TOOLS, INC.

(3) CONCENTRATION OF CREDIT RISK

     The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash and cash equivalents and trade accounts receivable. The Company places cash and temporary cash investments with high quality financial institutions and currently invests primarily in money market accounts.

     A majority of the Company's business is conducted with major oil and gas exploration companies with operations in the Gulf of Mexico. The Company continually evaluates the financial strength of its customers but does not require collateral to support trade receivables.

     Customers which account for 10 percent or more of revenue for the eight months ended August 31, 1996 and 1995 follow:

                                                                   1996  1995
                                                                   ---   ---
                Exxon...........................................   32%   35%
                Texaco..........................................   29%   19%

(4) COMMON STOCK AND SHAREHOLDER SUCCESSION

     In accordance with an agreement among the shareholders, each shareholder may sell their stock by first offering it to the Company at a value established by the Board of Directors. If the Company does not acquire the stock, the shareholder may then sell to a third party.

     In conjunction with this buy/sell agreement, the shareholders have implemented arrangements which they believe will ensure continued Company management and control succession within a framework which should not unduly burden the Company.

(5) COMMITMENT AND CONTINGENCIES

     In conjunction with the Company changing from a Subchapter C Corporation to a Subchapter S Corporation under the provisions of the Internal Revenue Code in 1992, a built-in gain amount of approximately $5,500,000 was calculated based on the then determined value of the Company. Any sale of the Company, at a gain, prior to 2002, would cause this built-in gain amount to be taxed at the corporate level with any additional gains taxed only at the individual shareholder level.

(6) SUBSEQUENT EVENT

     The shareholders of the Company have signed an agreement with an outside party to sell their common stock.

               UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS

        The following unaudited pro forma combined financial information is derived from the historical financial statements of Parker, Mallard and Quail and certain assumptions deemed appropriate by the Company. The Unaudited Pro Forma Combined Statement of Operations for the year ended August 31, 1996 reflects (i) the Mallard Acquisition, (ii) the Quail Acquisition, (iii) the acquisition by Mallard of two drilling barges from Noble Drilling Corporation ("Noble") in August 1996, (iv) the issuance of the Notes and the application of the net proceeds therefrom, (v) borrowings of $100 million in term loans under the Senior Credit Facility, and (vi) the issuance of $25 million in shares of convertible preferred stock, and the subsequent conversion of such shares into 3,056,600 shares of Common Stock in December 1996, as if such transactions had occurred on September 1, 1995. The Unaudited Pro Forma Combined Balance Sheet as of August 31, 1996 reflects such transactions as if they had occurred on August 31, 1996. Such unaudited pro forma combined information combines (i) the audited operating results and balance sheet data for Parker for the twelve months ended and as of August 31, 1996; (ii) the unaudited operating results and balance sheet data of Mallard for the twelve months ended and as of September 30, 1996; and (iii) the unaudited operating results and balance sheet data of Quail for the twelve months ended and as of August 31, 1996. The unaudited pro forma combined financial information should be read in conjunction with the notes thereto and the historical financial statements of the Parker, Mallard and Quail, including the notes thereto.

     The pro forma adjustments to give effect to the various events described above are based upon currently available information and upon certain assumptions that management believes are reasonable. The historical operating results of Mallard included in the Unaudited Pro Forma Combined Financial Statements do not reflect any allocation of general corporate, accounting, tax, legal and other administrative costs incurred by its parent corporation. See
Note 1 of the notes to the historical financial statements of Mallard included elsewhere herein. Management does not believe that it will be required to incur any significant amount of additional general and administrative expense in connection with the incorporation of Mallard's operations. The Acquisitions have been accounted for by the Company under the purchase method of accounting and the assets and liabilities of Mallard and Quail were recorded at their estimated fair market values at the date of acquisition. The adjustments included in the Unaudited Pro Forma Combined Financial Statements reflect the Company's preliminary determination of these adjustments based upon available information. There can be no assurance that the actual adjustments will not vary significantly from the estimated adjustments reflected in the unaudited pro forma combined financial information.

     The unaudited pro forma combined financial information does not purport to be indicative of the financial position or results of operations that would actually have occurred if the transactions described had occurred as presented in such statements or that may be obtained in the future. In addition, future results may vary significantly from the results reflected in such statements due to general economic conditions, oil and gas commodity prices, the demand and prices for contract drilling services and rental tools, increases in the number of rigs available for service, the Company's ability to successfully integrate the operations of Mallard and Quail with its current business and several other factors, many of which are beyond the Company's control.

                    PARKER DRILLING COMPANY AND SUBSIDIARIES

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                AUGUST 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                          AS OF
                                                        -----------------------------------------
                                                        AUGUST 31,    SEPTEMBER 30,    AUGUST 31,
                                                           1996           1996            1996
                                                        ----------    -------------    ----------
                                                          PARKER         MALLARD         QUAIL      ADJUSTMENTS(1)      PRO FORMA
                                                        ----------    -------------    ----------   --------------      ---------
ASSETS
Current assets:
  Cash and cash equivalents............................  $ 61,738       $   1,547       $    287      $  385,845(a)     $ 67,630
                                                                                                        (381,500)(b)
                                                                                                            (287)(b)
  Other short-term investments.........................    16,247              --            533            (533)(b)      16,247
  Accounts and notes receivable........................    33,675          23,491          2,838          (1,500)(b)      58,804
  Rig materials and supplies...........................    10,735           4,664             --          (1,500)(b)      13,899
  Other current assets.................................     3,653          12,013            149                          15,815
                                                         --------        --------        -------       ---------        --------
        Total current assets...........................   126,048          41,715          3,807             525         142,095
Property, plant and equipment:
  Drilling equipment...................................   423,023         164,183             --          65,667(b,c)    652,873
  Rental equipment.....................................        --              --         21,311          (2,324)(b,c)    18,987
  Buildings, land and improvements.....................    14,871           1,455          2,684                          19,010
  Other................................................    19,153           2,164          1,993                          23,310
  Construction in progress.............................    18,844              --             --                          18,844
                                                         --------        --------        -------       ---------        --------
                                                          475,891         167,802         25,988          63,343         733,024
  Less accumulated depreciation, depletion and
    amortization.......................................   351,714          37,333         16,324         (43,657)(c)     351,714
                                                         --------        --------        -------       ---------        --------
  Net property, plant and equipment....................   124,177         140,469          9,664         107,000         381,310
Intangibles resulting from business acquisitions.......        --           1,578             --         137,847(b)      137,847
                                                                                                          (1,578)(b)
Other noncurrent assets................................    25,734           2,154          3,863          11,800(a)       38,318
                                                                                                          (5,233)(b)
                                                         --------        --------        -------       ---------        --------
        Total assets...................................  $275,959       $ 185,916       $ 17,334      $  250,361        $729,570
                                                         ========        ========        =======       =========        ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt....................  $    584       $   2,266       $     --      $   10,000(a)     $ 12,850
  Accounts payable.....................................     9,415           9,961            183                          19,539
  Accrued liabilities..................................     6,911           9,327            169           7,645(b)       24,252
  Accrued income taxes.................................     6,217              --             --                           6,217
                                                         --------        --------        -------       ---------        --------
        Total current liabilities......................    23,127          21,554            352          17,645          62,678
Long-term debt.........................................     2,794           1,000             --         387,645(a)      391,939
Deferred income taxes..................................        --          14,134             --         (14,134)(b)     391,439
Other long-term liabilities............................     5,990             415             --                           6,405
Stockholders' equity:
  Common stock.........................................    10,888              --             13             496 (b)      11,397
  Capital in excess of par value.......................   254,955         123,125              9         (98,643)(b)     279,446
  Retained earnings (accumulated deficit)..............   (20,338)         25,688         16,959         (42,647)(b)     (20,338)
  Other................................................    (1,457)             --              1              (1)(b)      (1,457)
                                                         --------        --------        -------       ---------        --------
        Total stockholders' equity.....................   244,048         148,813         16,982        (140,795)        269,048
                                                         --------        --------        -------       ---------        --------
        Total liabilities and stockholders' equity.....  $275,959       $ 185,916       $ 17,334      $  250,361        $729,570
                                                         ========        ========        =======       =========        ========

                    PARKER DRILLING COMPANY AND SUBSIDIARIES

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE VALUES)

                                                                12 MONTHS ENDED
                                                    ---------------------------------------
                                                    AUGUST 31,   SEPTEMBER 30,   AUGUST 31,
                                                       1996          1996           1996
                                                    ----------   -------------   ----------
                                                      PARKER        MALLARD        QUAIL      ADJUSTMENTS(1)     PRO FORMA
                                                    ----------   -------------   ----------   --------------     ---------
Revenues:
  Drilling contracts............................... $  145,160      $87,293       $     --       $ 15,648(d)    $  248,101
  Rental...........................................         --           --         17,429                          17,429
  Other............................................     11,492           --             --                          11,492
                                                    ----------      -------        -------       --------       ----------
          Total revenues...........................    156,652       87,293         17,429         15,648          277,022
Operating expenses:
  Drilling.........................................    100,942       51,392             --          8,414(d)       172,289
                                                                                                     (153)(e)
                                                                                                   11,694(g)
  Rental...........................................         --           --          1,767          3,838(g)         5,605
  Other............................................     11,824           --             --                          11,824
  Depreciation, depletion and amortization.........     23,061       11,833          2,789          3,703(c)        45,933
                                                                                                    4,547(f)
  General and administrative.......................     19,428       11,694          3,838        (15,532)(g)       19,428
                                                    ----------      -------        -------       --------       ----------
          Total operating expenses.................    155,255       74,919          8,394         16,511          255,079
Operating income...................................      1,397       12,374          9,035           (863)          21,943
Other income (expense):
  Interest expense.................................       (135)        (483)            --        (37,000)(h)      (39,179)
                                                                                                   (1,561)(j)
  Interest income..................................      1,642           --            165           (165)(i)        1,642
  Other............................................      5,663          312            999           (420)(i)        6,554
                                                    ----------      -------        -------       --------       ----------
          Total other income (expense).............      7,170         (171)         1,164        (39,146)         (30,983)
Income (loss) before income taxes..................      8,567       12,203         10,199        (40,009)          (9,040)
                                                    ----------      -------        -------       --------       ----------
Income tax expense (benefit).......................      4,514        4,899             --         (3,318)(k)        6,877
                                                                                                      782(d)
                                                    ----------      -------        -------       --------       ----------
Net income (loss).................................. $    4,053      $ 7,304       $ 10,199       $(37,473)      $  (15,917)
                                                    ==========      =======        =======       ========       ==========
Earnings (loss) per share, primary and fully
  diluted.......................................... $     0.07                                                       (0.26)
                                                    ==========                                                  ==========
Weighted average shares outstanding (fully
  diluted)......................................... 57,466,183                                                  60,522,783
                                                    ==========                                                  ==========
Ratio of earnings to fixed charges.................                                                                    n/a(l)

                    PARKER DRILLING COMPANY AND SUBSIDIARIES

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

NOTE 1  PRO FORMA ADJUSTMENTS

     (a) To record $100 million of term debt under the Senior Credit Facility, with payments due semi-annually beginning May 1997, $297.6 million of Senior Notes due 2006, net of $2.4 million of original issue discount, and debt issuance costs of $11.8 million.

     (b) To record the estimated purchase price allocation to the assets and liabilities purchased from Mallard and Quail. Details of the purchase price allocation are as follows (in thousands):

                                                           MALLARD       QUAIL       TOTAL
                                                           --------     -------     --------
    PURCHASE PRICE
    Cash................................................   $313,000     $65,000     $378,000
    Common Stock(1).....................................     25,000          --       25,000
    Fees and expenses...................................      2,500       1,000        3,500
                                                           --------     -------     --------
              Total.....................................   $340,500     $66,000     $406,500
                                                           ========     =======     ========
    PURCHASE PRICE ALLOCATION
    Increase in property and equipment..................     93,000      14,000      107,000
    Adjust certain assets and liabilities:
      Accounts receivable...............................     (1,500)         --       (1,500)
      Inventory.........................................     (1,500)         --       (1,500)
      Other noncurrent assets...........................     (1,370)         --       (1,370)
      Accrued liabilities...............................     (7,645)         --       (7,645)
    Eliminate stockholders' equity......................    148,813      16,982      165,795
    Eliminate assets/liabilities that are not a part of
      the Acquisitions:
      Cash and cash equivalents.........................         --        (287)        (287)
      Other short-term investments......................         --        (533)        (533)
      Other noncurrent assets -- marketable
         securities.....................................         --      (3,863)      (3,863)
      Intangible assets.................................     (1,578)         --       (1,578)
      Deferred income taxes.............................     14,134          --       14,134
    Cost in excess of net assets acquired...............     98,146      39,701      137,847
                                                           --------     -------     --------
                                                           $340,500     $66,000     $406,500
                                                           ========     =======     ========

____________
         (1) In December 1996, the Convertible Preferred Stock was converted into 3,056,000 shares of Common Stock, par value $0.16 2/3 per share.


     (c) To adjust depreciation expense on assets acquired using the allocated purchase price and to eliminate historical accumulated depreciation
(Mallard -- $27.3 million, Quail -- $16.3 million) on these assets. Depreciation was calculated over 17 1/2 years for drilling rigs and seven years for tool rental equipment using 5% salvage on both.

     (d) To record the estimated historical results of operations for two barge rigs acquired by Mallard from Noble on August 21, 1996. The two rigs are working under a long-term contract in Nigeria at dayrates of $26,215 and $22,000, respectively. Estimated historical results of operations were derived from the contractual dayrates on the two rigs, estimated operating costs based on a similar Mallard barge rig operating in Nigeria and the related Nigerian taxes.

     (e) Eliminates expenses associated with Iranian operations not purchased.

     (f) Amortization of excess cost over fair value of net assets acquired over 30 years.

     (g) Reclassify the general and administrative expense of Mallard and Quail to drilling expense and rental expense, respectively.

     (h) To record interest expense related to $100 million term debt under the Senior Credit Facility, assuming a rate of 7.75%, and $300 million of principal amount of Senior Notes at a rate of 9.75%.

     (i) Eliminate interest and investment income on Quail cash and investments not acquired.

     (j) Amortization of original issue discount and debt issuance costs over the ten-year term of the Notes and the six-year term of the term loan portion of the Senior Credit Facility.

     (k) Eliminate U.S. federal income taxes allocated to Mallard by its former parent as a result of the Company's significant net operating loss ("NOL") carryforwards for U.S. federal income tax purposes. Also as a result of the Company's NOL carryforwards no U.S. federal income taxes have been added for Quail, which prior to the Quail Acquisition was an S corporation for U.S. federal income tax purposes.

     (l) For the purposes of these calculations, earnings consist of income
(loss) before income taxes plus interest expense, and fixed charges consist of interest expense. For the 12 months ended August 31, 1996 (historical), the Company's Pro Forma earnings were inadequate to cover fixed charges by $9.0 million.